Exhibit 10.12

Weber-Stephen Products LLC
July 25, 2021
Troy Shay

Dear Troy:
1.This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Weber-Stephen Products LLC, a Delaware limited liability company (the “Company”), following the closing of the initial public offering (the “IPO Closing Date”) of Weber Inc., a Delaware corporation that is being formed to be the controlling owner of the Company (“PubCo”) and will govern your employment with the Company following the IPO Closing Date:

Term:
The term of this Agreement will be for the period commencing upon the IPO Closing Date and ending on the three (3) year anniversary of the IPO Closing Date; provided, however, that the term will be extended for successive one-year periods, unless written notice of nonrenewal is given by either you or the Company at least ninety (90) days prior to any such extension (such initial term, together with any such extension periods, the “Term”).

Position:	President and Chief Commercial Officer of the Company and PubCo.
Reporting:	You will report directly to the Chief Executive Officer of the Company and PubCo.
Commitment:
You will be required to devote all of your business time to the business and affairs of the Company, PubCo and their respective subsidiaries (collectively, the “Company Group”) and to the promotion of their interests. Notwithstanding the foregoing, you may engage in other activities, such as personal investments and civic and charitable activities, so long as: (i) such activities do not interfere with your duties and obligations hereunder and (ii) such activities are disclosed in advance to the Board of Directors of PubCo (the “Board”). In addition, you shall be permitted to serve as a director on any other company’s board of directors subject to the prior consent of the Board (which may be provided in its sole discretion).

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Weber-Stephen Products LLC

Base Salary:
During the Term, your base salary will be $486,160 per year and will be payable in accordance with the Company’s normal payroll practices, less the applicable taxes and elective withholdings. Your base salary will be pro-rated for any partial years of employment. Your base salary may be increased, but not decreased, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Incentive Bonus Eligibility:
During the Term, you will be eligible for an annual cash bonus based on such bonus program as may be established by the Company or PubCo from time to time (the “Bonus Plan”) at the same level as other senior executives of the Company. Under the Bonus Plan, your initial target bonus will be 100% of your base salary, which will be periodically reviewed by the Compensation Committee and may be increased (but not decreased) from time to time (“Target Bonus”). The actual amount of any bonus under the Bonus Plan shall be determined based on the achievement of performance criteria established by the Compensation Committee and shall be paid in accordance with the Bonus Plan.

Except as otherwise provided herein, you will be entitled to receive any earned bonus under the Bonus Plan for a fiscal year of the Company if you are employed on the last day of the fiscal year. Any amounts payable under the Bonus Plan for a fiscal year are intended to constitute a short-term deferral for purposes of Section 409A of the Internal Revenue Code (the “Code”), and will be paid to you in a lump sum of cash no later than March 15 of the calendar year following the calendar year in which the applicable fiscal year ends.

Long-Term Incentive:
You will be eligible to receive long-term incentive awards pursuant to the terms of the Weber Inc. Omnibus Incentive Plan (the “Omnibus Plan”) (or any successor plan thereto). Long-term incentive awards will be granted at the discretion of the Compensation Committee. Your outstanding profits units in the Company (as replaced by profits units in Weber HoldCo LLC) shall remain outstanding and subject to their terms and conditions (collectively, your “Prior Equity Interests”).

Benefits:	During your employment with the Company, you will be eligible for the Company’s then current employee health and welfare benefits programs, retirement programs, and other fringe benefits maintained by the Company, to the extent consistent with applicable law and the terms of the applicable plans and programs, which may include certain plans and programs available to similarly situated executives of the Company or otherwise applicable to your position from time to time, subject to all plan terms and eligibility requirements. The benefit plans and programs for which you may be eligible are more fully described in the applicable plan summaries and related documents. The Company retains all rights to amend or terminate any such benefit plans and programs, subject to the terms of such employee benefit plans and programs and applicable law, and nothing contained herein shall obligate the Company to continue any benefit plans or programs in the future.

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Weber-Stephen Products LLC

You will be eligible for up to 5 weeks’ vacation, to be accrued in accordance with the Company’s vacation accrual policy.
Business Expenses:	During the Term, the Company will reimburse you for reasonable business expenses, including travel, entertainment, and other expenses (including a mobile phone and data service) incurred by you in the furtherance of the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
Termination:
(a)    Upon your termination of employment for any reason, the Company shall pay to you (i) your base salary earned through the date of such termination, (ii) amounts for accrued but unused vacation days in the year of termination, (iii) any earned but unpaid bonus for any prior completed fiscal year, payable when such payments would otherwise be paid and (iv) any unreimbursed business expenses in accordance with the Company’s reimbursement policy, not later than thirty (30) business days after the customary documentation regarding such expenses has been received and only to the extent that such expenses are submitted within one year of your termination (collectively, “Accrued Amounts”).

(b) In the event your employment is terminated during the Term by the Company without Cause (as defined below) or by you for Good Reason (as defined below) or the Company decides not to renew this Agreement, in addition to the Accrued Amounts, you will be entitled to receive (i) salary continuation for a period of 12 months, payable in accordance with the Company’s normal payroll cycle, (ii) a lump sum payment equal to your Target Bonus pro-rated based on the number of days elapsed from the beginning of the applicable fiscal year until your date of termination, less the sum of any other payments from the Company under any other agreement, plan, program or policy in the nature of severance in respect of such termination, payable on or after the date of such termination and (iii) continued participation in the Company’s group health plan at active employee rates for a period of 12 months following the date of termination.
Notwithstanding the foregoing, if such termination is within 24 months following a Change in Control (as defined in the Omnibus Plan), your severance will instead be (i) a lump sum payment equal to the sum of (i) 12 months of your base salary as of the date of the Change in Control, (ii) 100% of the greater of (x) the annual bonus you earned under the Bonus Plan for the fiscal year prior to the fiscal year of your termination and (y) your Target Bonus, (iii) continued participation in the Company’s group health plan at active employee rates for a period of 12 months following the date of termination and (iv) full vesting of any equity awards then held by you (provided that any performance-based equity awards then held by you will vest at “target” level).

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Weber-Stephen Products LLC

(c) In the event that your employment is terminated for Cause, other than the amounts specified in subsection (a) above, you will not be entitled to receive any payments under this Agreement.

(d)    Payment of any amounts pursuant to subsection (b) above is expressly conditioned upon your (i) execution of a general waiver and release of claims substantially in the form attached hereto as Exhibit A (the “Release”), within fifty (50) days of your termination, and the Release becoming effective upon the expiration of the revocation period (which is 7 days after the Release is executed and returned to the Company) and (ii) continued compliance with this Agreement and the Covenant Agreement. If an executed Release is not returned to the Company within fifty (50) days of termination or the Release is revoked by you, the Company shall be relieved of all obligations to pay you severance under this Agreement. The payment described in subsection (b)(ii) will be made on the sixtieth (60th) day following your termination of employment. Any payments described in subsection (b)(i) that would have been paid from the termination date through the sixtieth (60th) day following your termination of employment will be paid in a lump sum on the sixtieth (60th) day following your termination and the remaining installments will commence as of the next payroll period following the sixtieth (60th) day following your termination of employment. Notwithstanding the foregoing, if such sixty (60) day period spans two calendar years, then the foregoing payments shall not commence until the second calendar year. All severance payments shall be subject to legally required tax withholdings and any elective withholdings.

(e) For purposes of this Agreement:

“Cause” shall be defined as (i) the commission of a felony or any other crime that is injurious to the business or reputation of any member of the Company Group; (ii) the commission of an act which violates any member of the Company Group’s policies on discrimination, harassment, and conflicts of interest, or repeated violation of any other material employment policy; (iii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to any member of the Company Group or any of its customers or suppliers; (iv) conduct intentionally disparaging any member of the Company Group or tending to bring any member of the Company Group into substantial public disgrace or disrepute; (v) repeated failure to substantially perform your duties for any member of the Company Group as reasonably directed by the Chief Executive Officer or the Board; or (vi) gross negligence or willful misconduct with respect to any member of the Company Group, provided, however, that prior to terminating your employment for Cause under any of the events set forth in clauses (ii) through (vi) above, the Company shall provide you written notice thereof and if the Board in its reasonable discretion determines that such actions or conduct are curable by you, then you will be given a reasonable period (as determined by the Board) to cure any such conduct or actions. To the extent you fail to cure following such notice and opportunity to cure, if an event or action is curable, then no further notice of your termination will be required.

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Weber-Stephen Products LLC

“Good Reason” shall be defined as (i) reduction, without your consent, of your base salary, unless substantially all similarly situated executives also have a similar reduction in their base salary that is not replaced by other compensation; (ii) reduction, without your consent, of your Target Bonus; (iii) geographic reassignment of your principal location of employment by more than fifty (50) miles from the Company’s headquarters in Palatine, Illinois; (iv) a material reduction in your title, position, job duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof from you; or (v) a material breach of the Company of its obligations under this Agreement. Good Reason shall not exist, unless (a) you provide written notice of such breach within thirty (30) days after the event giving rise to Good Reason, (b) the Company does not cure or gives you written notice of its intent not to cure within thirty (30) days after receiving your written notice, and (c) you terminate your employment within sixty (60) days after your written notice and if the Company fails to cure within the thirty (30) day cure period.

Resignation:	Effective as of the date of your termination of employment, unless otherwise requested by the Company in writing, you will, automatically and without further action on your part or any other person or entity, resign from all offices, boards of directors (or similar governing bodies) and committees of each member of the Company Group. You agree that you will, at the request of the Company, execute and deliver such documentation as may be required to effect such resignations, and authorize any member of the Company Group to file (or cause to be filed) such documentation, as necessary, with any applicable governmental authority.
Cooperation:
In consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, for a one-year period following your termination of employment for any reason, you agree to cooperate to the fullest extent possible with respect to matters involving any member of the Company Group about which you have or may have knowledge, including any such matters which may arise before or after the Term; provided such cooperation shall not unreasonably interfere with any obligations you may have to your current employer at the time. The Company will reimburse you for any reasonable, properly documented out-of-pocket expenses, including your travel expenses and attorneys’ fees, that you actually incur in connection with such cooperation.

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Weber-Stephen Products LLC

D&O Insurance:
So long as you are an officer of the Company or PubCo, you will be covered by the Company’s or PubCo’s directors and officers liability (“D&O”) insurance (as applicable) consistent with the coverage received by other officers of the Company and/or PubCo, as applicable. The Company and/or PubCo, as applicable, shall not amend or modify such insurance following the termination of your service as an officer unless such amendment or termination affects all directors and officers in the same manner.

Section 409A:
All references in this Agreement to your termination of employment shall mean your separation from service within the meaning of Section 409A of the Code and Treasury regulations promulgated thereunder. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. In the event the terms of this Agreement would subject you to the imposition of taxes and penalties under Section 409A (“409A Penalties”), the Company and you shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that, for the avoidance of doubt, you shall be solely liable for any 409A Penalties incurred by you. To the extent that any amounts payable in installments under this Agreement are reasonably determined to be nonqualified deferred compensation within the meaning of Section 409A of the Code, then each such installment shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code.
Notwithstanding any other provision in this Agreement, if as of the date on which your employment terminates, you are a “specified employee” as determined by the Company, then with respect to any amount payable or benefit provided under this Agreement or otherwise that the Company reasonably determines would be nonqualified deferred compensation within the meaning of Section 409A of the Code and that under the terms of this Agreement would be payable prior to the six-month anniversary of your effective date of termination, then if required in order to avoid any penalties under Section 409A of the Code, such payment or benefit shall be delayed until the earlier to occur of (a) the first payroll date following the six-month anniversary of such termination date and (b) the date of your death.
With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of your taxable year following the taxable year in which you incurred the expense. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
You acknowledge and agree that notwithstanding any provision of this Agreement, the Company and its affiliates are not providing you with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to you with respect to the tax consequences or treatment of any amounts paid or payable to you under this Agreement.

2.You acknowledge and agree that you will continue to be subject to the covenants set forth in the Covenant Agreement between you and the Company, executed as of June 11, 2018 (the “Covenant Agreement”). Notwithstanding any provision in this Agreement, the Covenant Agreement or otherwise to the contrary, nothing in this Agreement, the Covenant Agreement or otherwise precludes or otherwise limits your ability to (A) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (B) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for

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Weber-Stephen Products LLC
documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations, provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information. The Company may not retaliate against you for any of these activities.
3.You represent that your performance of all of the terms of this Agreement and the performance of the services for the Company Group do not and will not breach or conflict with any agreement with a third party, including an agreement not to compete or to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this Agreement. You agree that you will not enter into any agreement that conflicts with this Agreement at any time prior to the IPO Closing Date or during the term of your employment with the Company.
4.If any dispute or controversy arises under or in connection with this Agreement, the Covenant Agreement, or your employment by the Company and such dispute or controversy is not resolved within a commercially reasonable time not to exceed sixty (60) days, then such dispute or controversy shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 4, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement and the Covenant Agreement in accordance with their express terms, and otherwise in accordance with the governing law as set forth in Section 5. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount of any court filing fees that you would have incurred in order to file a claim in court. In the event action is brought pursuant to this Section 4, the arbitrator shall be permitted to award fees and costs to the prevailing party, in accordance with applicable law, but shall not have the power to award damages in excess of actual damages, including legal fees and expenses, and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses. BOTH YOU AND THE COMPANY EXPRESSLY WAIVE THEIR RIGHT TO A JURY TRIAL.
5.This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law or choice of law of the State of Illinois, or any other jurisdiction, and where applicable, the laws of the United States.
6.The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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Weber-Stephen Products LLC
7.The terms of this Agreement and the Covenant Agreement are intended by the parties to be the final expression of their agreement with respect to your employment by the Company and supersede, effective as of the IPO Closing Date, all prior understandings and agreements with respect to your employment by the Company, whether written or oral, including the terms of the employment term sheet between you and the Company executed as of June 11, 2018. For the avoidance of doubt, if the IPO Closing Date does not occur, this Agreement will be void ab initio.
8.The parties intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
9.By signing this Agreement, you acknowledge that the terms of this Agreement are confidential and may not be disclosed in any manner or form to any party, other than as required by applicable law, as necessary to enforce the terms of this Agreement or to your spouse, attorney and/or tax advisor (if any), without the prior written approval of the Company. You further acknowledge that you will be bound by the terms and conditions contained in the Company’s employee handbook, as it may be amended from time to time to the extent not inconsistent with this Agreement and will, upon request of the Company, sign a copy thereof from time to time.
10.The rights and benefits under this Agreement are personal to you and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to your estate or any of your beneficiaries upon your death. The Company may assign this Agreement to any affiliate or subsidiary at any time and shall require any entity which at any time becomes a successor, whether by merger, purchase, or otherwise, or otherwise acquires all or substantially all of the assets, membership interests or business of the Company, to expressly assume this Agreement.
11.This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
12.You may resign at any time for any reason on thirty (30) days written notice to the Company (though the Company may elect to waive all or a portion of such notice period), and such resignation shall not be considered a breach of this Agreement. The Company’s termination of your employment shall not be considered a breach of this Agreement. Nothing contained herein shall limit your or the Company Group’s remedies, however, for breach of this Agreement, the Covenant Agreement or any other agreement between you and the Company Group, including the agreements relating to the Prior Equity Interests.
Signature page follows.

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Weber-Stephen Products LLC
Please sign and date this Agreement in the space indicated and return it to my attention to evidence your understanding and acceptance of the terms set forth herein.

Sincerely, WEBER-STEPHEN PRODUCTS LLC
By:	/s/ William Horton
Name: William Horton
Position: Chief Financial Officer

Agreed to and Accepted: /s/ Troy Shay
Troy Shay Date: July 26, 2021

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Weber-Stephen Products LLC

EXHIBIT A
[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
GENERAL RELEASE OF ALL CLAIMS
1.For valuable consideration, the adequacy of which is hereby acknowledged, Troy Shay (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, trusts for his benefit and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Weber-Stephen Products LLC (the “Company”), Weber Inc. and their respective subsidiaries, parents, affiliates, related organizations, and equity holders, and their respective affiliates (including trustees and beneficiaries of trusts that are direct and indirect equity holders), employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the “Releasees”) from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this General Release for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the City of Chicago Human Rights Ordinance or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for compensation, benefits, indemnification and any other surviving rights now existing under the Employment Letter between the Company and Executive dated as of July 25, 2021 (the “Employment Letter”), the organizational documents of the Company or Weber-Stephen Management Pool LLC (“Management Pool”) or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights under directors and officers liability insurance, or (c) any claims or rights accruing to any Releaser in its capacity as an equityholder of the Company or Management Pool.
2.Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this General Release by suing Releasees, other than as set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Executive represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge or suit encompassed by the releases set forth in this General Release.
4.Executive acknowledges and recites that:
(a)Executive has executed this General Release knowingly and voluntarily;
(b)Executive has read and understands this General Release in its entirety;
(c)Executive has been advised and directed orally and in writing (and this subsection (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
(d)Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release;
(e)Executive has been given at least twenty-one (21) days to consider this General Release, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary; and
(f)The additional benefits and other promises that Executive is to receive under the Employment Letter are sufficient consideration for this General Release.
5.This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.
6.Any dispute or controversy arising under or in connection with this General Release shall be settled exclusively by arbitration in accordance with the provisions of Section 4 of the Employment Letter.
7.Executive may revoke this General Release within seven (7) calendar days after signing it. To be effective, such revocation must be made in writing to the Board of Directors of Weber Inc., with a copy received at [ADDRESS], Attention: [Philip Zadeik]. Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration of this seven (7) day period. None of the obligations of the Company under the Employment Letter shall be effective in the event that Executive revokes this General Release pursuant to this Section 7.
(Signature page follows)

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Date: _______________________ Executive: _______________________